Exhibit 3.8

FORM OF CERTIFICATE OF DESIGNATIONS

OF THE

fantex series MICHAEL BROCKERS CONVERTIBLE tracking STOCK

OF

FANTEX, INC.

                            , 2015

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions pertaining to the Fantex Series Michael Brockers Tracking Stock of the Corporation  were adopted by the Pricing Committee of the Board of Directors of the Corporation (the “Committee”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) at a meeting duly held by the Committee on [__________ __], 2015.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Committee hereby designates as a “Tracking Stock” (as such term is defined in the Certificate of Incorporation).

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby fixes (i) the designation of such Tracking Stock as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Stock as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Stock as indicated opposite “UNDERLYING ASSETS” below, and (iv) the conversion rights for such Tracking Stock as indicated opposite “CONVERSION” below:

DESIGNATION:	Fantex Series Michael Brockers Convertible Tracking Stock (the “Series Michael Brockers”)
NUMBER OF SHARES:	362,200 shares
UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and between the Corporation, on the one hand, and Michael Brockers and Brockers Marketing LLC, on the other hand, dated as of January 9, 2015, as the same may be amended from time to time in accordance with its terms.

CONVERSION

At any time following the two-year anniversary of the date first set forth above, by resolution of the Corporation’s Board of Directors, each share of Series Michael Brockers may be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESOLVED FURTHER, that such Tracking Stock shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

(Signature page follows)

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IN WITNESS WHEREOF,  FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:
Name:	Cornell French
Title	President and Chief Executive Officer

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